Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion of our report dated February 18, 2005, except for Notes 1, 2 and 8, as to which the date is March 31, 2005, and except for Note 22, as to which the date is November 14, 2005 with respect to the consolidated financial statements of Comdial Corporation as of and for the year ended December 31, 2004, included in the current report on Form 8-K/A of Artisoft, Inc. dated September 28, 2005.

/s/ Aidman Piser & Company, P.A.

Tampa, Florida

November 14, 2005